                                                                  EXHIBIT 10.10


CONTRACT FOR THE RENDERING OF SERVICES NO. 179 OF 1998, ENTERED BETWEEN THE NATIONAL POLICE AND THE FIRM MANTENIMIENTO ELECTRONICO DE SISTEMAS LIMITADA "MES. LTDA.". Account 034-13 6 853 of the Banco de Bogota. Parque Santander Office.

Between the undersigned as follows: Brigadier General ALFONSO LEON ARELLANO RIVAS, of legal age, president in Santa Fe de Bogota, identified with cedula de ciudadania No. 17.155.409 of Santa Fe de Bogota, who acts in representation of the NATIONAL POLICE in his condition of Administrative and Financial Director, duly authorized to enter in contracts according to the provisions by Resolution No. 000 108 of January 16, 1998, by the General Direction of National Police, hereinafter called NATIONAL POLICE and on the other, the firm MANTENIMIENTO ELECTRONICO DE SISTEMAS LIMITADA "MES. LTDA.", a corporation established through public deed No. 0439, Notary 24 of Santa Fe de Bogota dated on June 8, 1981, inscribed in the Chamber Of Commerce on Sept. 2, 1981 under the No. 105.130, registry No. 0015 7882, whose Legal Representative is Mr. RAFAEL ENRIQUE ROMERO SANCHEZ, identified with cedula de ciudadania No. 19.0500 .419 of Santa Fe de Bogota, hereinafter called the CONTRACTOR, have agreed to enter into the present contract for rendering of maintenance services, previous the following considerations: a) That the NATIONAL POLICE requires the preventive and/or corrective integral maintenance service for the IBM-Risch-6000 Risch-6000 equipment, at National level of the NATIONAL POLICE; b) That within the staff plant of the NATIONAL POLICE, there is no a professional competent in the matter and lacks the means to take care of such requirement, c) That exists recommendation by the Chief of Computers Division through written communication 6092 of 13/11/98 to contract to with the firm MANTENIMIENTO ELECTRONICO DE SISTEMAS LIMITADA "MES. LTDA.", d) That there are the necessary budget resources to take care of the payment for this contract, e) That according to the provisions in article to 41, literal "d" of law 80, 1993, a bid can be omitted when it comes to service rendering contracts, f) That through written communication of December 16, 1998, the Administrative and Financial Director communicates the acceptance of the quotation dated on Nov. 6, 1998, g) That having fulfilled all the legal requirements by administrative contracting the entering in the present contract is viable, which will be rewritten by the following clauses:

FIRST: OBJECT: The CONTRACTOR undertakes with the national police to perform the preventive and/or corrective integral maintenance for the IBM-Risch-6000 equipment at national level of the NATIONAL POLICE, according to Annex No. 1 and offer dated on Nov. 6, 1998.

SECOND: AMOUNT OF THE CONTRACT: The total amount of the present contract is for the amount of $344.000.00 pesos, including IVA tax.

THIRD: BUDGET SUBORDINATION: The obligation assumed by the NATIONAL POLICE is subordinated to the certificate of budget availability No. 1032 of 23/10/98 for maintenance of equipment, software and computer network, amounting $437.000.000.00 pesos with charge to the Execution Unit 1601-01 account 2, sub-account 0, object of the expense 2, resource 10, of Fiscal Legal Effect of 1998, ACQUISITION OF SERVICES FOR MAINTENANCE.

FOURTH: WAY OF PAYMENT: The NATIONAL POLICE undertakes to pay the amount of the present contract in favor of the CONTRACTOR in the city of Santa Fe de Bogota once the National Treasury Direction places the resources according to the country's macro-economic goals. Apart from the fulfillment of the contract, this way: 30% as an advanced payment and the balance deferred at 12 months payable due month, through invoice, with previous certification of the service and the fulfillment of all administrative and budget proceedings required.

FIFTH: TERM FOR THE EXECUTION OF THE CONTRACT: The execution of the present contract is for the term of 12 months starting since the perfectioning of the same.

SIXTH: TERM OF DURATION OF THE CONTRACT: The term of duration of the present to contract will be of fifteen months starting since its perfection.

SEVENTH: OBLIGATIONS BY THE CONTRACTOR. In the development of the present contract the CONTRACTOR undertakes with the NATIONAL POLICE to perform a preventive internal maintenance every four months and/or corrective maintenance for the IBM-Risch-6000 equipment at national level of the NATIONAL POLICE when the institution may require, with a response time not exceeding two hours, for the cities of Santa Fe de Bogota, and not exceeding 24 hours, for the other cities at National level, likewise, the technical conditions described in the proposal submitted by the Contractor, dated on Nov. 6 1998. In case of unsolved failures within the 72 hours after their occurrence and report, MANTENIMIENTO ELECTRONICO DE SISTEMAS LIMITADA "MES. LTDA." will provide as a loan equipment with similar characteristics for the time required for the solution of such failure. In addition, as obligations by the CONTRACTOR will be taken into account those in Annex No. 1 and in the offer dated on Nov. 6 1998, technical specifications, which are integral part of these contract.

EIGHTH: SOLE WARRANTY: In the working day following the perfection of the present contract, the CONTRACTOR undertakes to constitute with an insurance company or banking entity legally established in Colombia, a sole warranty in favor of the NATIONAL POLICE ADMINISTRATIVE AND FINANCIAL DIRECTION, through which it is guaranteed, a) the fulfillment equivalent to 10 percent of the total amount of the contract and with legal effect equal to the duration of the contract plus 60 calendar days and the extensions, if any. The CONTRACTOR will replace the amount of the warranty every time a fine is imposed, reposition to be made for a total amount of the penalty and within the three working days after the execution of the act that imposes it. b) A warranty of good quality of the service equivalent to 50 percent of the total amount of the present contract and with a legal effect equal to the duration of the present contract and 60 calendar days. c) Of salaries, social services and indemnifications equivalent to 5 percent of the total amount of the contract and shall extend for the term of the duration of the contract plus three years. d) Of management and correct investment of the advanced payment equivalent to 100 percent of the total amount of the contract which will remain in operation for the term of 3 months. PARAGRAPH 1: if the CONTRACTOR refuses to constitute the warranty in the in the term, amount and duration established in this Clause, the NATIONAL POLICE will end the present contract in the condition it is and can declare the caducity of the contract and make effective the fulfillment warranty of the offer, without having to acknowledge any indemnification. PARAGRAPH 2: The policy shall be filed with the payment receipt. In the policy it shall be stated expressly that the coverage is for the fulfillment of the contract, the payment of fines and of the penal clause agreed. Anyway the CONTRACTOR shall reinstate the warranty when the amount of the same is affected because of sinister, within the 5 calendar days following the notification of the act that puts in firm the corresponding sanction.

NINTH: FINES: The delay or partial default of the obligations assumed by the CONTRACTOR through this contract will entitle the NATIONAL POLICE to impose successive fines for an amount of 1.5 percent of the amount of the contract and for a maximum term of 10 calendar days. In such event, its imposition could be made upon election by the entity either through resolution by the NATIONAL POLICE in which will be stated the causes; such resolution will be personally notified to the CONTRACTOR according to the provisions in the administrative code. Against such resolution is viable the reinstatement recourse, which shall be supported by the CONTRACTOR within the five (5) days following the date of notification.

TENTH CLAUSE: PENAL CLAUSE: In case of declaration of caducity or default by the CONTRACTOR of any of the obligations arising from the present contract, he undertakes and so accepts expressly to pay to the National Police the amount equivalent to 10% of the total amount of the contract, amount considered as partial but definitive payment of the prejudices caused to the National Police.
PARAGRAPH: The amount of the fines and of the penal clause previously mentioned will enter to the treasury of the national Police and can be taken from the balances in favor of the CONTRACTOR, and if not possible, through legal action.

ELEVENTH CLAUSE: ADMINISTRATIVE CADUCITY: As for the caducity and its effects the present contract will be submitted to the provisions of Article 18, law 80 of 1993. Likewise, is causal of caducity to incur by the CONTRACTOR in any of the conducts indicated in Articles 2 and 3 of Decree 1875, 1992, Article 82, law 104, 1993 and in the events in which a representative by the CONTRACTOR may hide or collaborate in the payment for the release of an official or employee of the company who is kidnapped or when the CONTRACTOR pays amounts of money to extortioners. In the case of declaration of caducity of the contract, it will be done through resolution by the Administrative and Financial Direction of the National Police, in which the causes of it are explained. Such decision will be notified in the same way previously indicated for the fine and against it will proceed the reinstatement recourse, and the CONTRACTOR shall support it within the five (5) days following the notification. Once In firm the resolution that decrees the administrative caducity, this contract will become definitely terminated and the CONTRACTOR will not be entitled to claim any indemnification.

TWELFTH: TERMINATION, MODIFICATION AND UNILATERAL INTERPRETATION. The present contract to is ruled by the principles of termination, modification and unilateral interpretation stated in articles 15, 16 and 17 of law 80, 1993. PARAGRAPH. Against the resolution controlling the contract only the reinstatement resource will proceed.

THIRTEENTH: TRANSFER. The rights acquired and the obligations assumed by the CONTRACTOR through the present contract can not be transferred in all or in part to any natural or legal person either national or foreigner without previous and written authorization by the NATIONAL POLICE, this being entitled to reserve the reasons to refuse it.

FOURTEENTH: FORCE MAJEURE OR ACT OF GOD. The CONTRACTOR will not be responsible and will not be considered to have incurred in default of its obligations for any delay in the rendering of its services to the equipment object of the present contract, or execution of any other service covered by the same, if during its execution circumstances of force majeure or acts of God or other facts out of his control appear, according to the definitions of Article 1 of law 95, 1980. The CONTRACTOR undertakes to notify in writing to the NATIONAL POLICE about the circumstances that constituted force majeure or act of God, accompanied by the exposition of the corresponding reasons. Such notification will be presented to the NATIONAL POLICE within the 5 working days following the occurrence of the possible causes for the delay. Likewise, the CONTRACTOR will accompany the mentioned notification, with all the supporting documents duly authenticated to justify the delay caused by the force majeure or act of God, indicating the estimated time within which the rendering of the service will be resumed. In case of persistence of the causal of force majeure or act of God the CONTRACTOR will inform in writing to the NATIONAL POLICE such circumstance every 15 calendar days, for a maximum term of 60 days, once expired, the NATIONAL POLICE can end the contract through an act of termination, which will be communicated to the CONTRACTOR without place to any penalty for this. When the circumstances of force majeure or act of God do not exceed 60 days, the rendering of the service by the CONTRACTOR will be resumed.

FIFTEENTH: DOCUMENTS: The following documents are part of the present contract and are attached to the same a)- Certificate of the Chamber of Commerce; b) Certificate of Budget Availability; C) Sole Warranty duly approved d) Written communication of December 16, 1998, subscribed by the Administrative And Financial Director of the NATIONAL POLICE where it is indicated that the firm MANTENIMIENTO ELECTRONICO DE SISTEMAS LIMITADA "MES. LTDA." was selected to contract the preventive and corrective maintenance of the IBM-Risch-6000 equipment and its peripherics at national level, e) The offer dated on Nov. 6 1998, duly presented by the CONTRACTOR.

SIXTEENTH: RESERVE OF THE PRESENT CONTRACT: The CONTRACTOR undertakes with the NATIONAL POLICE not to supply any kind of information or details to third parties and to maintain as classified documentation all the aspects regarding the service it renders to the NATIONAL POLICE, as well as the technical matters and installations of the NATIONAL POLICE, known or to be known by the CONTRACTOR during the development of these contract or after it.

SEVENTEENTH: WORKING RELATIONSHIP. In virtue of the provisions in Article 323 of law 18, 1993 regarding the contract of services rendering, in no case will cause labor relation or social services.

EIGHTEENTH: APPLICATION TO GENERAL PRINCIPLES. According to the provisions in
Article 40 of law 80, 1993, the present contract, in addition of its stipulations, is ruled by the principles foreseen in the civil and commercial regulations, which correspond to its essence and nature.

NINETEENTH: EXPRESS DECLARATION: The CONTRACTOR states under oath upon the subscription of the present Contract that he is liable of any of the causals for inability and incompatibility contemplated in Article 8 and 9 of law 80, 1993.

TWENTIETH: SUBMISSION TO COLOMBIAN LAW: For any effect causing the default of this Contract, it will be submitted to the Colombian law and to legal authorities.

TWENTY FIRST: SOLUTION OF CONFLICTS. According to Article 68 of law 80, 1993, the parties undertake to use the solution mechanisms foreseen in the mentioned law.

TWENTY SECOND: LIQUIDATION OF THE CONTRACT: The liquidation of the contract will be performed for the expiration of the term of the contract and in the other circumstances foreseen by law. The liquidation of the Contract will be made by the legal Representative of the administration or his Representative and by the CONTRACTOR, previous presentation on his part of the documents required by the administration. The delivery of the documents is to be made within one month, starting since the cause of the liquidation, and upon the expiration of this term without the CONTRACTOR having delivered to the required it documents, the administration will liquidate the contract through written communication.

TWENTY THIRD: REQUIREMENTS FOR THE PERFECTION IN AND EXECUTION OF THE CONTRACT. For the perfectioning of the present contract it is required the signature of the Administrative And Financial Director of the NATIONAL POLICE, and the signature of the CONTRACTOR. For the execution of the present contract are requirements the corresponding budget record, and the constitution and approval of the Sole Warranty required it in the Contract. Within the three (3) working days following the subscription of the contract, the CONTRACTOR shall pay the national Stamp tax in the Treasury Office of the NATIONAL POLICE. The NATIONAL POLICE is exempt of those taxes and duties.

As an evidence signed in Santa Fe de Bogota, at December 18, 1998.

NATIONAL POLICE
ALFONSO LEON ARRELLANO RIVAS
Administrative and Financial Director

THE CONTRACTOR
RAFAEL ENRIQUE ROMERO SANCHEZ
C.C. No. 19.050.419 of Santafe de Bogota
Legal Representative.
MANTENIMIENTO ELECTRONICO DE SISTEMAS "M.E.S. LTDA"